UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2013 (June 18, 2013)
MYLAN INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA	15,317
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (724) 514-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01. Other Events.
On June 18, 2013, Mylan Inc. (the "Company") issued a press release announcing its intention to privately place $500 million aggregate principal amount of 1.80% senior notes due 2016 and $650 million aggregate principal amount of 2.60% senior notes due 2018. The offering is expected to close on June 25, 2013, subject to customary closing conditions. A copy of the press release is attached hereto as Exhibit 99.1.
The Company also announced that it is in the process of refinancing its revolving credit facility to increase its size from $1.25 billion to $1.5 billion and to remove the security and guarantee provisions that are features of the Company's existing revolving credit facility.
In addition, the Company announced that it intends to redeem all of its outstanding 7.625% Senior Notes due 2017 (CUSIP Nos. 628530AK3, U62472AB8 and 628530AM9) (the "Notes") pursuant to their terms on July 18, 2013 (the "Redemption Date"). (The attached press release incorrectly indicates that the Redemption Date is July 17, 2013.) The redemption price for each Note redeemed at the Redemption Date will be equal to 100% of the principal amount of such Note, plus the excess of (a) the present value at the Redemption Date of (i) 103.813% of the principal amount of such Note plus (ii) all scheduled interest payments due on such Note through July 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate (as such term is defined in the indenture governing the Notes) as of the Redemption Date plus 50 basis points; over (b) the principal amount of such Note as of the Redemption Date, plus accrued and unpaid interest on the Note, if any, to the Redemption Date. Redemption of the Notes is expected to occur through the facilities of The Depository Trust Company. The Company anticipates that it will take a pre-tax charge of approximately $65 million upon the redemption of the Notes, which it expects to be partially offset by reduced interest expense through the first call date of such notes.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Pricing Press Release of Mylan Inc., dated June 18, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.

Date: June 18, 2013	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Pricing Press Release of Mylan Inc., dated June 18, 2013.